ADMINISTRATIVE SERVICES &

PERSONNEL REIMBURSEMENT

AGREEMENT

This Administrative Services and Personnel Reimbursement Agreement (“Agreement”), dated as of this 1st day of January, 2013, is between Brazil Minerals, Inc. (“Client”), a Nevada corporation, and Brazil Mining, Inc. (“Provider”), a Delaware corporation.

RECITAL

Client desires to retain Provider to perform certain personnel, supply and administrative services on the terms and conditions set forth in this Agreement and Provider desires to perform such services on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.      RETENTION OF PROVIDER. On the terms and subject to the conditions hereinafter set forth, Client hereby retains Provider to perform, and Provider hereby agrees to perform, the Services described in Section 2 (the “Services”) commencing on the date hereof. Provider hereby accepts such engagement and agrees to perform the Services in an economical, efficient, and professional manner in accordance with the terms and conditions of this Agreement and in accordance with the directives and policies which Client may establish from time to time.

2.      SERVICES TO BE PERFORMED.

2.1 Nature of Services. The Services will consist generally of providing personnel to carry out Client’s business activities and the handling of the day-to-day administration of Client during the term of this Agreement. Without limiting the generality of the foregoing, the Services will include the following:

(a)    Providing experienced and knowledgeable personnel to advise, assist with, and manage the core business and affairs of Client, subject to the overall direction of Client’s Chief Executive Officer and Directors; such operational roles include the continued operations of Client’s assets as well as the  assessment of new investment opportunities, geological and mineralogical due diligence, financial modeling and budgeting, competitive and market assessment, channel identification, regulatory analysis, among others.

(b)   Maintenance of Client’s records and accounts (including, without limitation, minutes of corporate meetings, contracts and relevant documentation), maintenance of accounting and tax records according to generally accepted accounting principles consistently applied, payment of bills, collection of receivables, and handling of customary transactional matters with third parties on behalf of the Client;

(c)    Preparation and distribution of all applicable financial reports, tax returns, budgets, and other reports reasonably requested by Client;

(d)   Maintenance and administration on behalf of and in the name of Client of one or more bank accounts as required or convenient in connection with Client’s business;

(e)    Investment of Client’s excess cash or other financial assets;

(f)    Administration of certain contracts as specified by Client in writing on behalf of Client;

(g)   If requested by Client in writing, administration of the logistics of ordering and sourcing capital equipment and shipping;

(h)   Administration of the annual audit and income and other tax services provided by Client’s external auditors and tax advisors;

(i)     Administration of Client’s insurance programs, including procurement and negotiation of policies and the submission, adjustment and administration of claims on behalf of Client;

(j)     Administration of any payroll and other benefits for Client, or administration of service providers for such, if outsourced;

(k)   Administration of Client’s office space, equipment, supplies, and personnel; and

(l)     Administration and management of all community and public relations matters on behalf of Client and representation of Client in all regulatory and other governmental proceedings and matters.

2.2 Additional Services. Provider will perform such other Services of an administrative, personnel or supply nature as may be reasonably requested from time to time by Client.

2.3 Authority of Provider. Provider at all times will have the power and authority hereunder to do on behalf of Client in its name such things as are necessary, proper, or desirable to carry out the duties and responsibilities of Provider under this Agreement.

3.      PAYMENTS TO BE MADE TO PROVIDER.

3.1 Services Amount. As compensation in full for Provider’s performance of the Services, Client will pay Provider an amount (the “Services Amount”) equal to the direct cost incurred by Provider in the performance of Services during such period, including, without limitation, the cost of labor, salaries, supervision, materials, equipment, payroll taxes, fringe benefits, insurance, communications, and courier charges, and the reasonable cost of third party consultants or service providers. Client will have no obligation to pay any amount to Provider to reimburse Provider for its indirect costs to provide the Services. All charges included in the Services Amount shall be subject to audit by Client, upon reasonable notice.

3.1.1 Notwithstanding the above paragraph, if a person has an employment agreement with the Client and such person is also employed by the Provider, none of her direct labor costs may become part of the Services Amount.

3.2 Payment. Services Amounts shall be paid as follows:

(a)    In order to induce Provider to enter into employment and other agreements necessary to enable it to perform the Services, Client shall, within three business days following Provider’s request, prepay to Provider an amount equal to one and a half (1.5) times the estimated Services Amounts corresponding to one month’s Services. If at any time, this prepayment becomes, or is reasonably anticipated to become, less than one and a half (1.5) times the Service Amounts corresponding to one month’s Services, Client shall, within the three business days following Provider’s request therefore, increase the amount of the prepayment so that it totals the equivalent of one and a half (1.5) times such Services Amounts. Amounts prepaid pursuant to this Section 3.2(a) are herein referred to as the “Prepaid Amount”, and will be retained by Provider to satisfy Client’s obligations to pay Services Amounts during the Term of this Agreement (as defined in Section 5 below) and applied as provided below in this Section 3.2;

(b)   On the fifth day of the first full month during the Term, and on the fifth day of the each month thereafter, Client shall pay Provider the Services Amount corresponding to the prior month, provided that if a Notice of Termination, as defined in Section 5.2, is given, Client shall not be obligated to pay Services Amounts periodically pursuant to this clause (b) for periods following the giving of the Notice of Termination, but rather, Provider will apply the Prepaid Amount to the satisfaction of Client’s obligations to pay Services Amounts for periods from the date of giving the Notice of Termination to the expiration of the Term; and

(c)    Upon the expiration of the Term, or upon the earlier Termination of this Agreement for cause pursuant to Section 5.2(b) or 5.3, (i) Provider will apply the Prepaid Amount to the satisfaction of Client’s obligations to pay unpaid Services Amounts, and return the balance, if any, to Client, and (ii) Client shall pay Provider, within five business days following the expiration or earlier termination, all unpaid Services Amounts, if any, not satisfied by the application of the Prepaid Amount as provided in Section 3.2(c)(i).

3.2 Third Party Services. Provider may retain on behalf of Client and in its name such third parties as are necessary to assist Provider in the discharge of its duties hereunder. The costs of retaining such third party services may, at Provider’s election, be billed to and paid directly by Client.

4.      STANDARD OF PERFORMANCE AND LIABILITY. Provider will perform the Services under this Agreement (a) in accordance with all applicable federal, state, and local laws, regulations, orders, licenses, and permits; (b) using reasonable prudence and sound business judgment; and (c) using that degree of skill, diligence, efficiency, and judgment that is ordinarily employed by project management professionals in the performance of comparable services.

5.      TERM; TERMINATION.

5.1  Term. This Agreement will be effective on the date of execution and will remain in effect for five (5) years unless earlier terminated in accordance with the provisions of this Article 5.

5.2 Termination by Client. Client may terminate this Agreement: (a) at Client’s election, provided that Client gives Provider written notice of its intent to terminate (the “Notice of Termination”), or (b) for cause, if Provider has committed a material breach of this Agreement, provided that Client has given Provider not less than 30 days’ written notice to Provider specifying the breach, and Provider has failed to cure the breach within such 30 days (or, if the breach is not susceptible of cure within 30 days, such longer period of time reasonable necessary for cure, not to exceed 180 days, provided that Provider diligently proceeds to cure within such longer period).

5.3 Termination by Provider. If Client commits a material breach of this Agreement, Provider may terminate the Agreement upon not less than five business days’ advance written notice to Client specifying the breach, provided that Client has failed to cure the breach within such five business days.

5.4 Non-Exclusive Remedy. Termination of the Agreement pursuant to the foregoing in the event of a breach of a party will not be the exclusive remedy of the terminating party, but, subject to the provisions of Section 8.8, such party will be entitled to pursue any other remedy provided under this Agreement, or available at law or in equity.

5.5 Transfer of Services upon Termination. Upon expiration or other termination of this Agreement for any reason, Provider will cooperate with Client in the transfer of the Services to itself or any new entity that is to perform the same. Without limiting the generality of the foregoing, Provider will provide Client and any such third party with all existing information, books, accounts, and records available and reasonably necessary for the continued and uninterrupted performance of the Services.

6.   INDEMNIFICATION. Client agrees to indemnify, defend, and hold harmless Provider and its affiliates, and the officers, directors, employees, shareholders, agents, and representatives of each of them from and against any claims, actions, costs, expenses, damages, and liabilities, including reasonable attorney’s fees related to the provision of Services, excluding only such claims, actions, costs, expenses, damages, or liabilities, including attorney’s fees, to the extent resulting from the bad faith, misconduct, or gross negligence of the proposed indemnitee or its directors, officers, employees, or agents. The duty to indemnify hereunder will continue in full force and effect notwithstanding the expiration or early termination of this Agreement with respect to any claims based on facts or conditions that occurred prior to termination.

7.                  DISPUTE RESOLUTION.

7.1 Informal Negotiation. The parties agree to make a diligent, good faith attempt to resolve by informal negotiation all disputes relating to or arising out of this Agreement, but if the parties are unable to resolve any dispute within fifteen (15) days after notice from one party to the other of the dispute, either party may then institute proceedings in any court having jurisdiction.

7.2 Continued Performance. Unless otherwise provided herein or otherwise agreed in writing, the parties will continue to perform under the terms and conditions of this Agreement during the pendency of any proceeding to resolve a dispute pursuant to Section 7.1.

8.      MISCELLANEOUS.

8.1 Entire Agreement: Amendment Waiver. This Agreement constitutes the entire agreement between the parties hereto as to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, statements, promises, and understandings, whether oral or written, with respect to such subject matter. This Agreement may not be amended, altered, or modified except by a writing signed by both of the parties hereto. The failure of any party hereto to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, will not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder will constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

8.2 Assignment. Neither Client nor Provider will assign its interest in this Agreement or delegate its duties hereunder without the written consent of the other, and any attempted assignment or delegation in violation of the foregoing, whether by operation of law or otherwise, will be null and void. All the rights, benefits, duties, liabilities, and obligations of the parties hereto will inure to the benefit of and be binding upon their respective successors and permitted assigns.

8.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflict of law doctrines.

8.4 Excusable Delay. Neither party will be liable for nonperformance or delay in performance of its obligation under this Agreement due to acts of God, flood, drought, earthquake, storm, fire, pestilence, lightning, and other natural catastrophes, epidemic, war, riot, civil disturbance or civil disobedience, or any other cause, whether or not similar to the foregoing, which is beyond the reasonable control of, and not due to the fault or negligence of, the party affected and which could not have been avoided by such party’s due diligence and use of its reasonable best efforts.

8.5 Notifications. All notices required or provided for in this Agreement will be in writing and will be deemed given if delivered personally, or by express courier, or if mailed by registered or certified mail, return receipt requested, to the parties at their addresses as follows:

To the Client:

Brazil Minerals, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

To the Provider:

Brazil Mining, Inc.

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

8.6 Independent Contractor. Provider will be deemed an independent contractor in the performance of services under this Agreement and none of its employees will be considered employees of the Client. Nothing in this Agreement will be deemed to constitute any party hereto a partner, joint venturer, agent or legal representative of the other party, nor will either party have the right or authority to assume, create, or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other party, except as expressly provided in this Agreement or authorized in writing by such other party. Provider will be solely responsible for all matters relating to the payment of its employees, including compliance with social security, withholding, and all other similar regulations governing such matters, and Provider will be solely responsible for the Services performed hereunder.

8.7 Confidentiality. Neither Party will disclose to third parties any confidential or proprietary information regarding the other party’s business strategies, finances, technology, systems, or processes that is received from the other party pursuant to this Agreement and that is marked “confidential”, without the express written consent of the other party. In addition, any business, operating, or financial information generated in connection with the performance of the Services hereunder will be regarded as confidential by Provider and will not be disclosed by Provider to third parties, except as otherwise agreed to in writing by Client and Provider. This Section 8.7 shall not apply, however, to information that was already in the possession of a party prior to receipt from or generation for the other party, that is now or hereafter becomes a part of the public domain through no fault of the party wishing to disclose, or that corresponds in substance to information heretofore or hereafter furnished by third parties without restriction on disclosure.

8.8 Consequential Damage. In no event will either party be liable, whether in contract, tot, negligence, strict liability, or otherwise for any special, indirect, incidental, consequential, punitive or exemplary damages of any nature arising at any time or from any cause whatsoever in connection with this Agreement. Notwithstanding any other provisions of this Agreement to the contrary, except in cases of fraud or willful misconduct, Provider’s aggregate cumulative annual liability during the Term of this Agreement, arising out of or in any way relating to this Agreement, shall in no event exceed an amount equal to the fee payable to Provider pursuant to Section 3.1.

8.9 Representations and Warranties. Each party represents and warrants to the other party that: (i) such party has the full power and authority to execute, deliver, and perform this Agreement by such party and the carrying out  by such party of the transactions contemplated hereby; and (ii) the execution and delivery of this Agreement by such party and the carrying out by such party of the transactions contemplated hereby have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the enforcement of creditor’s rights general and to general principles of equity.

8.10 Further Assurances. Each party agrees to execute and deliver all further instruments and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to perform the Services and effectuate the purposes and intent of the Agreement.

8.11 Severability. Every provision in this Agreement is intended to be severable such that if any term or provision hereof is illegal or invalid for any reason whatsoever, such provision will be severed from this Agreement and will not affect the validity of the remainder of this Agreement.

8.12 Non-Recourse. Each party agrees that its obligations under this Agreement shall be its obligations only, and no party shall have any claim against or recourse to (whether by operation of law or otherwise) any officer, director, or shareholder of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above, January 1st, 2013.

Brazil Minerals, Inc. (“Client”)

By:__/s/ Marc Fogassa____

Name: Marc Fogassa

Title: Chairman and CEO

Brazil Mining, Inc. (“Provider”)

By:_/s/ Marc Fogassa_____

Name: Marc Fogassa

Title: Chairman and CEO